CONFIDENTIAL TREATMENT REQUESTED

Redacted Portions are indicated by [****]

SUPPLY AND DISTRIBUTION AGREEMENT

This Agreement made and entered into this 21st day of September, 2012 by Atossa Genetics Inc.(“Atossa”), a Delaware Corporation, having its principal place of business at 4105 E. Madison Street, Suite 320, Seattle, WA, 98112, its successors and/or assigns and Diagnostics Test Group LLC (“DTG”), a Delaware Corporation having its principal place of business at 33 SE 8th Street, Boca Raton, FL 33432, its successors and/or assigns.

WITNESSETH:

WHEREAS, Atossa is the creator and patent holder of the MASCT breast health test system and the ForeCYTE Breast Health Test;

WHEREAS, Atossa has agreed to supply its MASCT breast health system to DTG on a co-exclusive basis for distribution in the United States, Puerto Rico and Canada; and

WHEREAS, DTG desires to purchase the MASCT breast health system exclusively from Atossa and to sell such Product(s) upon the terms and conditions set forth herein.

IT IS MUTUALLY AGREED AS FOLLOWS:

1.	Definitions

1.1	“Affiliate” shall mean, with respect to any Party or any entity, which, directly or indirectly, controls, is controlled by or is under common control by either of the Parties. "Control," including the terms "controls," "controlled" and "under common control" means possession, directly or indirectly, of the power to direct or to cause the direction of the management policies of the entity whether by the ownership of voting securities or interests, control, agreement or otherwise.
1.2	“Market” shall mean OBGYN’s, Internists, primary care physicians, hospitals, student health centers, surgery centers, Breast Centers of Excellence, alternate care, acute care, continuum of care, and mammogram centers.
1.3	“Effective Date” shall mean the date on which this Agreement is executed by the last Party herein.
1.4	“Party” shall mean each of DTG and Atossa individually and “Parties” shall mean DTG and Atossa Genetics, Inc.
1.5	“Products” shall mean MASCT breast health system (test).
1.6	“Specifications” shall mean the technical, scientific and packaging specifications required by DTG for the Products as indicated herein and any modifications thereto published by Atossa from time to time.
1.7	“Best Efforts” shall mean the level of endeavor, which a prudent business person would ordinarily expend in the normal course of business to accomplish an important objective.

1.8	“Confidential Information” shall mean the Information and any other information relating to the business or affairs of either of Parties hereto including, but not limited to, formulas, Products information, financial records, marketing plans and studies, packaging and business strategies.
1.9	“Good Faith Efforts” shall mean commercially reasonable and diligent efforts to act without taking unfair advantage of the other Party.
1. 10	"F.O.B" shall mean “Free On Board,” and refers to the risk of loss of and/or damage to the goods being transferred from Atossa to DTG.
1.11	"Force Majeure" shall mean an event that is beyond the reasonable control of the applicable Party including an act of war (whether declared or not) or terrorism, the mobilization of armed forces, civil commotion or riot, natural disaster, industrial action or labor disturbance, currency restriction, embargo, action or inaction by a government agency, or unavoidable delay, failure of a supplier, public utility or common carrier.
1.12	“Marketing” shall mean promoting, advertising and selling finished Products to DTG’s Market.
1.14	“Test Period” shall mean the seven month period during which the Product will be launched and market tested.
1.15	“Territory” shall mean the United States, Puerto Rico and Canada. Other markets, countries and territories may be added to the Territory by advanced written consent of the Parties and on terms and conditions mutually agreeable to the Parties.
1.16	“Closing Date” shall mean the Effective Date of the Agreement.

2. Co-Exclusive Grant and Supply

a)	Atossa hereby grants to DTG the co-exclusive right to sell and distribute its MASCT breast health test (“Products”) in the Territory, with Atossa retaining co-exclusive rights to sell and distribute the Products in the Territory under the terms of this agreement.DTG shall receive its marketing and sales fees as outlined in paragraph 7 hereafter for any sales made by Atossa. In addition, DTG shall have the non-exclusive right to sell the Product(s) with Atossa’s prior written approval anywhere outside of DTG’s assigned Territory. All Products and packaging licensed hereunder shall be private labeled under DTG’s brand per its specifications. In addition, DTG shall have the right of first refusal for the co-exclusive right to sell any of the other related breast cancer tests and products currently being developed by Atossa (the “Additional Products”) on such terms and conditions as are hereinafter negotiated by the Parties. This right must be exercised within thirty (30) days after Atossa notifies DTG of the availability of any of said Additional Products.

b)	In turn, DTG agrees during the term of this Agreement that it will purchase breast health tests only from Atossa and, further that it will not sell or distribute any other breast cancer tests than those manufactured by Atossa. In the event DTG fails to reach its minimum annual required sales goal, Atossa shall retain the right to market its own brand of MASCT in DTG’s Territory. If Atossa so elects, DTG shall have the right to terminate this Agreement in its entirety by providing sixty days prior written notice thereof.

c)	In order to avoid any unnecessary confusion in the marketplace, Atossa will assign its existing client base to DTG. DTG shall thereafter be responsible for and derive the economic benefits from all future sales to such customer base.

d)	The Effective Date of this Agreement shall be on the Closing Date, which for purposes hereof shall be concurrent with the Effective Date, or such other date as may be mutually agreed upon by the parties. Between the date that this Agreement is executed and the Closing Date, DTG shall have the right to begin its preparations for the marketing and sales process including, but not limited to preparation of the artwork, package design, product brochure, product slicks, and package inserts.

3. Term and Termination

The term of this agreement shall be a rolling six year period beginning on the Closing Date. After the completion of each year of the contract this Agreement shall automatically be extended for an additional term of one year so long as DTG has achieved the minimum annual sales required by this Agreement. If DTG fails to reach its minimum annual sales requirements for two consecutive years during the initial term or any extension thereof, Atossa shall have the right to terminate the Agreement by providing sixty days prior written notice thereof to DTG. For both such purposes, ****, 2013 (unless DTG’s initial Product launch occurs after ****, 2012, in which case the first year commencement date will be delayed until seven months after such date) shall begin the first year during which DTG shall be held accountable for reaching minimum annual required sales goals and annual performance shall be measured as of June 1 of each subsequent year. The goal for the first year is hereby set at **** tests. Future sales goals (requirements) shall be set by mutual agreement of the Parties at the end of the first year, after taking into account actual sales results achieved by DTG the first year and the capabilities of Atossa to fulfill its obligations under this Agreement. In the event that the Parties fails to agree in any year on the sales goals in future years, then they shall be set at **** of the previous year’s Product sales. Atossa shall have the right to conduct semi-annual reviews of DTG’s performance and to offer its advice and counsel on how to improve sales.

4. Price

Atossa agrees to sell and supply DTG its Products to sell to its customers in its Territory at such prices that reflect a mark-up not greater than ****. Recognizing DTG’s contractual restrictions with it distributors, Atossa will sell and supply these Products for the duration of this Agreement at the price and terms stated hereafter unless Atossa’s cost of these Products increases by more than **** in any calendar year. In such event, after Atossa supplies DTG with reasonable evidence of said cost increase, Atossa may increase the cost of these Products by no more than **** in any one calendar year, but in no event more often than twice in any six year period. In the event that Atossa’s cost increases by more than **** in any calendar year, the Parties agree to re-examine the pricing for the Product(s) in a good faith effort to reach a mutually agreeable solution.

5. DTG’s Marketing and Other Obligations

a)	Best Efforts. DTG shall exert its Best Efforts to develop and to promote maximum sales and wide distribution of the Products and Additional Products. DTG shall also provide such assistance to Atossa as is reasonably requested in the final design and composition of the Products (and Additional Products, if applicable) and if applicable its software.

b)	Goodwill. DTG shall promote the goodwill and good name of Atossa and otherwise do everything in its capacity to further the best interest of Atossa and to establish and maintain the good reputation of Atossa.

c)	Minimum Annual Order. After completion of the test period for the Product(s) ending on ****, 2013, DTG shall commit to purchase for all twelve month periods thereafter a certain minimum annual volume of the Product(s), the amount of which shall be determined hereafter by the mutual agreement of the Parties. DTG herby commits to purchase in the first year (twelve month period) starting ****, 2013, a minimum of **** breast cancer tests from Atossa. For each year thereafter, **** said minimums shall be mutually determined by the Parties using the actual results of the previous years as a basis for their collective determination. If the launch of the Product occurs after ****, 2012, then the commencement of the first year (and for all years thereafter) shall be delayed by the number of days the launch is late; by way of example only, if the Product launch is delayed until ****, 2012 (i.e., 14 days after ****, 2012), then the commencement of each annual period shall be similarly delayed by 15 days to ****. In the event that the Parties fails to agree in any year on the required annual minimum, it shall be set at **** of the previous year’s number of Clarity breast cancer tests processed by Atossa Labs.

d)	Compliance with Government Regulations. Each of the Parties hereto shall comply with all rules and regulations of every governmental authority having jurisdiction over the handling, use, marketing, or sale of the Products.

e)	Training. DTG shall be primarily responsible for the training and supervision of its sales reps and those of the various distributors for the Product(s). Atossa shall provide such assistance in the ongoing training process as is reasonably necessary and beneficial to ensure the commercial acceptance of the Product(s).

f)	Call coverage. During normal business hours, DTG shall provide call coverage for end users that may experience problems with performance of the Products or questions regarding the use thereof. It is DTG’s responsibility to report to Atossa any problems regarding the performance of the Products.

g)	Forecasts. On or about the first day of each month during the term hereof, DTG shall provide Atossa with 90 day rolling forecasts, the first 60 days of which shall be treated as a binding order. Atossa shall have the right to periodically (no more frequently than twice a year) review and comment on DTG’s forecasts and their actual sales results.

h)	Distribution. DTG shall use its Best Efforts to establish product codes and contracted agreements, if such are deemed necessary by DTG, for the sale and placement of the Clarity branded MASCT product line with at least the following distributors: Henry Schein, McKesson, PSS World Medical, Cardinal Health, VWR, Vaxserve, Mercedes Medical, Fisher, NDC members, Imco members, B&H Surgical, Marshall Medical and Cascade HealthCare Products. DTG shall submit to Atossa for its approval its plan designed to achieve such results prior to the formal launch of the Products.

5. Representations of Atossa

a)	Atossa, its Affiliates and related companies warrant and represent that during the existence of this Agreement, it will not license to any third party the rights to sell or consign directly or indirectly MASCT breast health tests and Products to any person, firm or corporation for resale to any of DTG’s customers in the Territory; and

b)	That all MASCT breast health tests and Products supplied hereunder will be of the same or comparable quality as those samples previously supplied to DTG by Atossa; and

c)	That its MASCT test is 510(k) FDA-cleared and that the ForeCYTE test performed on MASCT samples is categorized as a CLIA High Complexity test and is performed exclusively at Atossa’s CLIA-certified laboratory ; and

d)	That DTG shall have the right to return all dated Products referred to above (i) which have less than 15 months dating remaining when shipped by Atossa,(ii) for which production has ceased, (iii) which are subject to recall, (iv) which have been determined by Atossa or the FDA to be unsafe, (v) which are defective and under warranty, (vi) which are non-conforming, or (vii) which are remaining in Atossa’s inventory following Termination. Credit issued for returned Products shall be based upon the net price paid by DTG, less any prior credits granted by Atossa. The cost of shipping returned Products shall be borne by DTG.

e)	The provisions of this agreement and any amendments thereto shall be automatically extended to any Additional Product that is later added to this Agreement by the mutual agreement of the parties.

f)	That Atossa shall always maintain at least one additional month of DTG Products in its inventory based on the rolling 90 day forecasts supplied by DTG. If Atossa so desires, DTG will maintain said inventory at its warehouse facilities in Boca Raton at no cost to Atossa, provided that DTG will insure the contents of such warehouse facility, naming Atossa an additional insured, with policy limits covering the replacement cost of such contents.

6. Pricing/Products

The price for the Products shall be as follows:

a)	For all MASCT breast health system Products purchased under this Agreement, the prices are listed on Exhibit “A”, attached hereto and made a part hereof, subject to price changes as outlined above. All prices include packaging.
b)	Private Labelling: All Products being purchased hereunder shall be private labelled under the Clarity brand, as approved by Atossa. DTG shall be responsible for all costs associated with regulatory compliance for labelling. All product labels shall recognize Atossa Genetics, its patents, FDA clearances, trademarks and trade names. Atossa shall supply, prepare and store at its cost all private labelling and packaging materials as designed and approved by DTG. By private labelling DTG will be directly responsible for end-user customer and tech support calls.
c)	Tooling Fees and Start-up Costs: Atossa shall be responsible for any and all costs associated with the creation of the Products including the tooling and set-up fees associated with the private labelling of the Product for DTG up to a maximum of $5,000.00.
d)	All prices are USD. Prices do not include shipping and handling and are F.O.B.Origin. DTG at its option may arrange and pay for shipping on its own account.

7. Marketing and Sales Fees

In order to reimburse DTG for the services it will be rendering hereunder including its internal sales and marketing costs and unreimbursed expenses and to encourage maximum sales efforts, Atossa shall pay DTG a fee of **** for each test performed by Atossa on MASCT samples sold by DTG. Said fees shall be paid as follows: **** on the 30th day after the date the test was performed, **** on the 60th day after the test was performed, with the balance due on the 90th day after the test was performed.

8. Co-Marketing Expenses

Atossa and DTG shall jointly create and approve a marketing plan which shall include an annual budget for public relations, print media and/ or electronic advertisements, promotions, distributor marketing programs, spiffs, national industry shows, sales meetings and conferences, travel and entertainment connected therewith. Atossa shall either pay directly for all such approved expenses as and where appropriate or reimburse DTG on a monthly basis for any such amounts expended by DTG for such purposes. DTG shall submit monthly statements to Atossa complete with available back-up detailing each such expenditure. The plan as well as the underlying budget shall be subject to periodic review and adjustment based on customer responses and sales results.

9. Sale of Products

9.1	Purchases by DTG. During the term of this Agreement, Atossa shall sell and DTG shall purchase such quantities of the Products as may be ordered by DTG in accordance with this Agreement.

9.2	Conditions of Resale.

a)	Products shall be advertised, marketed and sold by DTG only under its own trademarks or those of its distributors or end-users, but will use Atossa’s FDA number. Atossa will add DTG to its FDA 510(k) registration. DTG has registered all of the trademarks that Atossa will be asked to use so as to permit Atossa to manufacture the Products bearing such trademarks there.

b)	DTG shall conduct its business in a manner that reflects favorably at all times on the Products and the good name, goodwill and reputation of Atossa. Without limiting the generality of the foregoing, DTG shall (i) avoid deception, misleading or unethical practices that are or might be detrimental to Atossa or the public, including but not limited to disparaging Atossa or its Products; (ii) not publish or employ, or cooperate in the publication or employment of any misleading or deceptive advertising material; (iii) make no representations, warranties or guarantees to third Parties with respect to the specifications, features or capabilities of Products that are inconsistent with the specifications describing the Products provided by Atossa; and (iv) use marketing and advertising efforts of high quality and good taste, and preserve the professional image and reputation of Atossa and the Products.

c)	DTG shall comply with any and all governmental laws, regulations, and orders that may be applicable to DTG by reason of its execution of this Agreement including without limitation any and all laws, regulations, or orders that govern or affect the ordering, export, shipment, import, marketing, sale (including government procurement), delivery, or redelivery of Products in the Territory. Failure to comply with this Section will result in the material breach of this Agreement.

9.3	DTG Inquiries and any Official Third Party’s Inquiries. Atossa will make commercially reasonable efforts to assist DTG, at its reasonable request, with any inquiries DTG may receive from its customers concerning the Products and which DTG is unable to satisfactorily answer itself without assistance from Atossa.

9.4	Products Registrations. DTG shall, at its own expense: (i) obtain any registration, license, permit, governmental approval (collectively, “Registration”) that may be necessary to permit the purchase, distribution and resale by DTG of Products in the Territory; and (ii) comply with all registration requirements for the Territory. All Registrations shall be made in the name of DTG and shall remain the property of DTG during the term of this Agreement, provided, however, that Atossa shall have co-exclusive rights to use any such Registrations, to the extent necessary. Atossa shall be provided with a copy of all Registrations and applications.

9.5	Traceability. DTG shall ensure that an effective system of lot traceability is implemented.

9.6	Examination of Products. DTG shall examine the goods within seven business days from the receipt thereof and report to Atossa any identifiable defects within ten business days in writing, stating the invoice number and the defect. In the event that a later defect or problem is discovered by the end user, DTG will immediately notify Atossa of said complaint including any attempts made by DTG to rectify the problem. If at all possible the Products will be returned to Atossa for analysis. DTG shall receive full credit for all returned defective Products.

10.	Terms of Payment

Payment terms on all orders shall be Net 45 days from the date that DTG receives delivery of the order.

11.	Delivery of Products

Atossa represents that the lead time for the delivery of all orders of the Products is expected to be approximately **** weeks. The Parties shall work together with Manufacturer once the required raw materials are in stock to reduce the lead time to no more than **** weeks. In support thereof, the manufacturer has agreed to maintain **** kits and **** breast pumps in inventory at all times. DTG shall notify Atossa in advance how each order is to be shipped.

12.	Order Size

The Parties hereto acknowledge and understand that Atossa is not currently in production of the Products and will require several months to ramp up to full production. At such time as Atossa reaches full production, DTG shall order in minimum case quantities.

13.	Representations, Warranties and Covenants

13.1	Atossa represents and warrants as follows:

a)	That the execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which Atossa is a Party.
b)	That at the time of delivery, all Products being sold to DTG are free from any and all encumbrances.
c)	That Atossa shall maintain throughout the term of this agreement or any extension thereof **** of Products Liability Insurance naming DTG as an additional insured on the policy.

13.2	DTG represents and warrants as follows:

a)	That DTG has full power and authority to enter into and perform its obligations under this Agreement.
b)	That the execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which DTG is a Party.
c)	That DTG has and will maintain over the course of this Agreement or any extension thereof **** of Products Liability Insurance. Atossa shall be named as an additional insured on said policy.

14.	Termination, Cancellation and Force Majeure

14.1	Either Party may terminate this Agreement by giving notice in writing to the other Party if:

a). The other Party breaches a material provision of this Agreement and, if such breach is capable of being remedied, fails to remedy the breach within ninety (90) days of receipt of written notice requiring it to do so;

b). If any proceedings are commenced or any other action is taken against a Party in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or a receiver, conservator, trustee or similar person for the Party or for all or substantially all of its assets and properties is appointed; and in each such case, such event continues for ninety (90) days without dismissal, cancellation of the bond and discharge; or

c). the other Party ceases to carry on the whole, or a substantial part, of its business; or

d). DTG challenges any issued patent or trademark in the Territory; or

e). DTG fails to purchase the minimum required volume of Product as defined above in any two consecutive years of this Agreement.

14.2	Either Party may terminate this Agreement if any event of Force Majeure (that continues for longer than 60 days) claimed by a Party prevents performance by the other Party of its obligations under this Agreement.

14.3	The rights of either Party to terminate this Agreement shall not be affected in any way by its waiver of, or failure to take action with respect to, any prior default.

14.4	In the event of the sale or merger of either of the Parties hereto, this Agreement shall remain in full force and effect unless both Parties agree to jointly terminate the Agreement. Both Parties shall co-operate with each in the event of a sale or merger and shall use their best Good Faith Efforts to protect the interests of the other Party.

15.	Results of Termination

15.1	Upon termination of this Agreement by either Party:

a)	Each of the Parties hereto shall return all information and records provided by the other Party and shall do whatever may be reasonably necessary to protect each Party’s rights, title and interest in the Information.

b)	DTG shall be liable for the purchase price, less any prepayments made of all Products that DTG has ordered and that have been completed prior to the date of termination.
c)	DTG shall be entitled to sell any DTG branded Products that remains in stock (in either Company) until such supplies are exhausted.

16.	Non-Piracy

Atossa agrees that it will not directly or indirectly sell or permit any of its customers to sell any of the Products listed hereunder to any customer of DTG during the term of this Agreement or for a period of one year thereafter. However, in the event DTG unilaterally terminates this Agreement, the one year extension shall not apply.

17.	Confidential Information

17.1	Each of the Parties hereto agrees to hold in confidence, and to use only for the purpose of this Agreement, any and all Confidential Information disclosed by the other Party under this Agreement. Each Party shall limit disclosure of the other’s Confidential Information to those employees who are required to have access to it for the performance of their duties, which such employees shall be required to hold such Confidential Information in strict confidence. Each Party acknowledges that all Confidential Information disclosed to it by the other Party prior to the execution of this Agreement is deemed to have been disclosed to it pursuant to the provisions of this clause.

17.2	The provisions of clause 17.1 shall not apply to any Confidential Information which:

a)	Was in fact known by either Party prior to its disclosure;
b)	Is obtained from a third Party in lawful possession of such information that is not under a confidential obligation to the disclosing Party;
c)	at the time of its disclosure was in the public domain or subsequently comes into the public domain, other than reason of any unauthorised disclosure by the disclosing Party; or
d)	Is required by law to be disclosed; provided however, the disclosing Party has provided written notice to the other Party promptly upon receiving notice of such requirement in order to enable the other Party to seek a protective order or otherwise prevent disclosure of such Confidential Information.

17.3	The Parties shall not disclose the terms of this Agreement to others, except by mutual written agreement and as required by law and various regulatory agencies or as may be necessary to enforce the terms of this Agreement.

17.4	The Information shall remain the sole property of Atossa and nothing in this Agreement shall operate to transfer to DTG any rights, title or interest in the Information. DTG agrees not to challenge, oppose, or petition to cancel or otherwise attack the Information and Atossa’s ownership rights thereof anywhere, including in the United States. DTG also agrees, subject to the terms and conditions of this Agreement, that any and all rights that may be acquired by the use of the Information shall inure to the sole benefit of Atossa. Except as provided in this Agreement, DTG shall not use the Information as all or part of any corporate name, trade name, trademark, service mark or certification mark or any other designation. DTG shall reimburse Atossa for all costs and expenses, including but not limit to reasonable attorneys’ fees, for Atossa’s valid opposition or related legal proceeding to protect its rights or value in the Information for any prohibited use of the Information by or caused by DTG.

17.5	It is expressly agreed that should DTG alter any formula or Products supplied by Atossa without its prior written consent, it shall conclusively be deemed a material breach of this Agreement, and any and all indemnities of Atossa in this Agreement shall be null and void.

18.	Indemnities

18.1	Atossa shall indemnify and hold DTG harmless against any and all actions, claims, demands, liabilities or damages (collectively referred to as the “Claims”) and the costs associated with the Claims arising out of or related to the sale and/or use of the Products, including but not limited to personal injury, property damage, and patent infringement of any kind.

16.2	DTG shall indemnify, defend and hold Atossa harmless from and against all actions, claims, demands or proceedings against Atossa or its directors, officers, employees or agents howsoever arising (including by DTG’s negligence) from or related in any way to (i) DTG’s breach of this Agreement or any warranty contained in this Agreement, (ii) the alteration, or improper storage, transportation, marketing, training, or handling of the Products by DTG or its employees, distributors, Affiliates or agents, or (iii) any false or misleading statement made or published by or on behalf of DTG including on any packaging materials or in any advertising or promotion of the Products.

17.	Survival of Provisions on Termination

The rights and obligations of the Parties as they pertain to representations and warranties will survive termination of this Agreement.

18.	Notices

18.1	All notices provided for in this Agreement shall be given in writing and addressed as shown below:

a)	Atossa Genetics Inc.

4104 E. Madison Street, Suite 320

Seattle, WA 98112

Attention: Dr. Steven Quay, CEO

b)	DIAGNOSTIC TEST GROUP LLC (DTG)
33 SE 8th Street
Boca Raton, FL 33432
Attn: Mr. Gregory J. Lustig, COO

18.2	A notice shall be considered delivered and effective either:

a)	When served by personal delivery; or
b)	Ten days after being delivered via any commercial service with a proof of delivery which includes the accepting Parties signature; or
c)	When transmitted via facsimile or email with a separate original notice mailed on the same day as the above-mentioned transmittal.

19.	Entire Agreement

This Agreement supersedes all prior agreements, arrangements and understandings between the Parties and constitutes the entire agreement between the Parties hereto.

20.	Applicable Law

This Agreement shall be governed by Delaware and US law, without application, of its conflict of laws principles.

21.	Assignment

The benefit of this Agreement is personal to the Parties and neither Party may assign the benefit of or any of its rights under, this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. No subsequent assignment shall relieve or release the Parties of their obligations under this Agreement.

22.	Waiver

The failure of either Party at any time to enforce any of the terms of this Agreement must not be construed to be a waiver of such provision, or of the right of that Party thereafter to enforce such provision.

23.	Severability

In the event that any part of this Agreement shall be held to be unenforceable as in violation of any applicable law or regulation, the validity and enforceability of the remaining provisions shall not be affected.

24.	Dispute Resolution

24.1	In the event of any unresolved disputes arising between the Parties relating to, arising out of, or in any way connected with this Agreement or any term or condition hereof, or the performance by either Partner of its obligations hereunder, whether before or after termination of this Agreement (the “Dispute”), the Parties will attempt to settle any Dispute through consultation and negotiation in good faith and a spirit of mutual cooperation. Either Party to this Agreement (each a "Party") may commence proceedings hereunder by delivery of written notice providing a reasonable description of the Dispute to the other, including a reference to this Clause 24.1 (the "Dispute Notice"). The Parties shall first attempt in good faith to resolve promptly any Dispute by negotiations between executives, and who have authority to settle it (as to each Party, an "Executive"). Not later than twenty (20) days after delivery of the Dispute Notice, each Party shall designate an Executive to meet with the other Party's Executive at a reasonably acceptable place in the United States within thirty (30) days after the Dispute Notice, and thereafter as such Executives deem reasonably necessary. The Executives shall exchange relevant information and endeavor to resolve the Dispute. Prior to any such meeting, each Party's Executive shall advise the other as to any other individuals who will attend such meeting. All negotiations pursuant to this clause shall be confidential and shall be treated as settlement and compromise negotiations.

24.2	Arbitration.

Any controversy, dispute or claim between the Parties arising from this Agreement shall be finally settled by three (3) arbitrators appointed and acting in accordance with the rules of arbitration established by the American Arbitration Association. The location of the arbitration shall be in the county and state of the opposing Party. The language of the arbitration shall be English. Any award shall be binding and non appealable by any Party thereto and shall include among other things, an award of reasonable attorneys fees and costs of suit.

25.	Non-Circumvent

DTG agrees that it will not directly or indirectly attempt to deal in any manner whatsoever with any of Atossa’s suppliers for any elements or components of any of the Products purchased hereunder during the Term of this Agreement and for a period of one year thereafter.

26.	Warrant Plan

Once Atossa has received **** Clarity branded (and sold) MASCT tests for processing, Atossa shall issue to DTG warrants for **** shares of its common stock at a price per share equal to the last price of the underlying Atossa common stock on the date the warrants are granted. In addition, for each year that DTG achieves its minimum annual sales goals (as hereinafter set by agreement of the Parties) Atossa shall grant DTG a number of warrants equal to **** of the number of Clarity branded tests received by Atossa Labs for processing up to a maximum amount of warrants equal to one million (common) shares total over the term of their contractual relationship. The price of said warrants in each year they are so granted shall be equal to the last price of Atossa’s common stock on the date the warrants are granted. All warrants shall have a five year term. The warrants may be exercised in whole or in part at any time after the third anniversary date of this Agreement. DTG shall assign its voting rights to any Atossa common stock it purchases under this warrant plan back to Atossa. Upon the sale of either Party, this assignment shall terminate and all future voting rights shall revert to DTG or its buyer as the case maybe.

If Atossa is sold to a third Party who wants to keep this Agreement in place the Warrant Plan shall cease as of the date of their acquisition. This termination event, however, shall not affect any warrants already earned by DTG under this Warrant Plan.

27.	License

Atossa hereby grants to DTG the right to use its trade name “Forecyte” in its packaging and for the marketing and sale of its breast cancer test in its Territory for the duration of this Agreement.

EXECUTED as of this 21st day of September 2012 by and between:

ATOSSA

By:	/s/ Steven C. Quay

Its:	President and Chief Executive Officer

DIAGNOSTIC TEST GROUP, LLC

By:	/s/ Richard S. Simpson

Its.	Chief Executive Officer

Exhibit A:

Product Pricing

****